UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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XERIUM TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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14101 Capital Blvd

Suite 201

Youngsville, NC 27596

April 26, 2006

Dear Stockholder:

You are cordially invited to attend our 2006 Annual Meeting of Stockholders. The meeting will be held on June 6, 2006 at 10:00 A.M., New York time, at the Grand Hyatt New York located at Park Avenue at Grand Central Terminal, New York, New York, 10017.

The matters to be acted upon at the meeting are described in the accompanying Notice of Annual 2006 Annual Meeting of Stockholders and Proxy Statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Your shares can be represented at the meeting by promptly completing, signing, dating and mailing the accompanying proxy card or voting instruction form.

We hope that you will join us on June 6, 2006. Your continuing interest is very much appreciated.

Sincerely,

Thomas Gutierrez

President & Chief Executive Officer

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Time	10:00 A.M., New York Time

Date	Tuesday, June 6, 2006

Place	The Grand Hyatt New York Hotel, located at Park Avenue at Grand Central Terminal, New York, New York, 10017.

Purpose	1. To elect seven directors.

2. To approve the adoption of the 2006 Cash Incentive Bonus Plan.

3. To ratify the selection of Ernst & Young LLP as Xerium Technologies, Inc.’s independent registered public accounting firm.

4. To transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

Record Date	The directors have fixed the close of business on April 14, 2006 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your company stock is held in a brokerage account or by a bank or other nominee and your name does not appear on the Company’s list of stockholders, you are considered the beneficial owner of shares held in street name. In this case, this proxy statement is being forwarded to you by your broker or nominee. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date in order to be admitted to the meeting.

Voting by Proxy

Please submit a proxy card or, for shares held in street name, voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If your shares are held in street name, you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

April 26, 2006	By order of the Board of Directors,

Michael J. Stick

Executive Vice President, General Counsel

& Secretary

XERIUM TECHNOLOGIES, INC.

14101 Capital Blvd

Suite 201

Youngsville, NC 27596

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2006

GENERAL INFORMATION

Why am I receiving this proxy statement?

The Board of Directors (the “Board”) of Xerium Technologies, Inc. (“Xerium” or the “Company”) is soliciting proxies for the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). You are receiving a proxy statement because you own shares of Xerium common stock that entitle you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether or not you attend the Annual Meeting. The proxy statement describes the matters on which the Company would like you to vote and provides information on those matters so that you can make an informed decision. The Company will mail the notice of Annual Meeting, proxy statement and proxy card to stockholders beginning on or about April 26, 2006.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders of Xerium to address all business that may come before the meeting and to vote on the following matters:

•	the election of seven directors;

•	the approval of the adoption of the Company’s 2006 Cash Incentive Bonus Plan; and

•	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

The Board recommends a vote FOR the election of the seven directors, FOR the approval of the adoption of the Company’s 2006 Cash Incentive Bonus Plan, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many Xerium stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with Xerium’s transfer agent, American Stock Transfer and Trust Company (“AST”), you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by AST on behalf of Xerium. As the stockholder of record, you have the right to grant your voting proxy directly to Xerium or to vote in person at the Annual Meeting. Xerium has enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials are being sent to you by your broker of nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has enclosed a voting instruction card for you to use. If you wish to attend the Annual Meeting and vote in person, please mark the box on the voting instruction card received from your broker or nominee and return it to them so that you can receive a legal proxy to present at the Annual Meeting.

How can I attend the Annual Meeting?

If you are listed as a stockholder of record as of April 14, 2006 you may attend the Annual Meeting if you bring proof of identification. If you are the beneficial owner of shares held in street name, you will need to bring proof of identification and provide proof of ownership by bringing either a copy of a brokerage statement or a letter from the record holder indicating that you owned the shares as of April 14, 2006.

How can I vote my shares in person at the Annual Meeting?

If you are the stockholder of record you may vote your shares in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. If you are the beneficial owner of shares held in street name you may vote your shares in person at the Annual Meeting if, in addition to proof of identification, you bring both a brokerage statement or a letter from the record holder indicating that you owned the shares as of April 14, 2006 and a legal proxy from the record holder issued in your name, which you will need to obtain in advance. Even if you plan to attend the Annual Meeting, the Company recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. For shares you hold directly as the stockholder of record, you may vote by granting a proxy or, for shares you hold beneficially in street name, you may vote by submitting voting instructions to your broker or nominee. You may submit your proxy or voting instruction card by marking, dating and signing it and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. For shares you hold directly as the stockholder of record, please refer to the more detailed instructions included on your proxy card. For shares you hold beneficially in street name, please refer to the more detailed instructions included on the voting instruction card included by your broker or nominee.

Can I change my vote?

You may revoke your signed proxy to management at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

When is the record date for the Annual Meeting?

The Board has fixed the record date for the Annual Meeting as of the close of business on April 14, 2006.

How many votes can be cast by all stockholders?

There were 43,725,093 shares of the Company’s common stock outstanding on the record date and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter.

What is a quorum?

A quorum is the minimum number of shares required to hold a meeting. Under Xerium’s By-Laws, a majority of the outstanding shares of stock entitled to vote at the Annual Meeting, or 21,862,547 shares, must be represented in person or by proxy for a quorum.

What vote is required to approve each item?

For the election of the directors, the seven directors who receive the greatest number of votes cast in person or by proxy will be elected directors.

The proposal to approve the adoption of the Company’s 2006 Cash Incentive Bonus Plan requires approval by a majority of the votes cast in person or by proxy.

The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires approval by a majority of the votes cast in person or by proxy. Although ratification is not required by the Company’s By-Laws or otherwise, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee may change the appointment at any time during the year if it determines that such change would be in the best interests of Xerium and its stockholders.

If there are insufficient votes to approve the adoption of the Company’s 2006 Cash Incentive Bonus Plan or the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the Annual Meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

How is the vote counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as tellers for the meeting. The tellers will count shares represented by proxies that withhold authority to vote for a nominee for election as a director only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. None of the withheld votes will be counted as votes “for” a director. Shares properly voted to “abstain” and broker non-votes on a particular matter are considered as shares that are entitled to vote for the purpose of determining a quorum but are treated as having voted against the matter. A broker non-vote occurs when a broker holding shares for a customer does not vote on a particular proposal because the broker has not received voting instructions on the matter from its customer and is barred by stock exchange rules from exercising discretionary authority to vote on the matter. Please note that under stock exchange rules brokers cannot exercise discretionary authority to vote on Proposal 2 regarding the approval of the Company’s 2006 Cash Incentive Bonus Plan.

What happens if the meeting is postponed or adjourned?

Your proxy to management may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who can help answer my questions about the Annual Meeting or how to submit or revoke my proxy?

If you are the stockholder of record, please contact:

Investor Relations

Xerium Technologies, Inc.

One Technology Drive

Westborough Technology Park

Westborough, Massachusetts 01581

Telephone: 508-532-1790

If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker directly.

PROPOSAL 1: ELECTION OF DIRECTORS

Information with Respect to Nominees for Directors

Seven directors will be elected at the Annual Meeting. The Board has recommended as nominees for election as directors the persons named in the table below. All of the nominees are currently directors of the Company. All directors elected at the Annual Meeting will serve until the 2007 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board will be voted for the election as directors of the seven nominees listed below. The Company has no reason to believe that any nominee will be unavailable for election at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting.

The following table sets forth as to each nominee for election at the Annual Meeting: (i) his positions with the Company and his principal occupation during the past five years; (ii) his other directorships with publicly held companies or investment companies; (iii) his age as of April 1, 2006; and (iv) his period of service as a director of the Company.

Name	Positions with the Company and Principal Occupation and Other Directorships	Age	Director Since
John S. Thompson	Mr. Thompson has served as a director and chairman of the Board since July 2004. He served as chief executive officer of SPS Technologies, Inc., a manufacturer of specialty fasteners, assemblies, precision components, metalworking, magnetic products and superalloys listed on the New York Stock Exchange (the “NYSE”), from April 2002 to December 2003, when he retired. He also served as its president and chief operating officer from October 1999 to March 2002, and as a director from April 2000 to December 2003.	58	July 2004

Thomas Gutierrez	Mr. Gutierrez has served as the Company’s president, chief executive officer and as a director since January 2002 and served as the Company’s chief operating officer from August 2001 to January 2002. Mr. Gutierrez served as chief executive officer of Invensys Power Systems (a subsidiary of Invensys plc), a manufacturer of uninterruptible power supplies, power management software, and related equipment and services, from January 1999 until July 2001.	57	January 2002

Michael O’Donnell	Mr. O’Donnell has served as the Company’s chief financial officer since March 2003 and as the Company’s executive vice president and as a director since April 2004. He served as president of the Group Services Division of ABB Ltd., a provider of power and automation technologies for utility and other industrial customers, from April 2001 to March 2003. He served as executive vice president and chief financial officer for Invensys Power Systems from February 1998 to April 2001.	50	April 2004

Donald P. Aiken	Mr. Aiken has served as a director since April 2004. He has served as chairman of the board of Gerber Scientific, Inc., a provider of software, computerized manufacturing systems, supplies, and services to the sign making and specialty graphics, ophthalmic lens processing, and apparel and flexible materials industries listed on the NYSE, since February 2004 and as a director since September 1997. Mr. Aiken served as a director of ABB Lummus Global, a subsidiary	62	April 2004

Name	Positions with the Company and Principal Occupation and Other Directorships	Age	Director Since
	of ABB Ltd., from August 2003 through December 2005 and as a consultant to ABB, Inc. from February 2004 through December 2005. He served as chief executive officer and president of ABB, Inc., a provider of power and automation technologies for utility and other industrial customers, from February 2001 to January 2004.

Michael Phillips	Mr. Phillips has served as a director since December 1999. He has been a partner at Apax Partners Beteiligungsberatung GmbH, a private equity and venture capital consulting firm, since March 1996. He joined Apax Partners Beteiligungsberatung GmbH in October 1992. He is also a director of IFCO Systems NV, Sulo Entsorgungs GmbH, Mueller Brot AG and Anker Brot AG.	44	December 1999

Edward Paquette	Mr. Paquette has served as a director since July 2004. He served as vice president, chief financial officer and a director of Standex International Corp., a diversified manufacturing company listed on the NYSE, from September 1997 to August 2001, when he retired. Prior to joining Standex International Corp., he was a certified public accountant and partner at Deloitte & Touche LLP for 26 years.	70	July 2004

John Saunders	Mr. Saunders has served as a director since July 2004. From February 1996 to May 2002, when he retired, he served as a senior vice president and director of corporate strategy and development for BTR plc and then its successor Invensys plc, a provider of production services and technologies to a variety of industries.	62	July 2004

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The Board has adopted Corporate Governance Guidelines that include standards for the independence of directors in accordance with the rules and regulations of the NYSE. The Corporate Governance Guidelines are available on the Company’s website at www.xerium.com. Using the standards set forth in the Corporate Governance Guidelines, the Board has determined that each of Messrs. Thompson, Saunders, Aiken and Paquette is independent.

Board Meetings and Director Attendance at the Annual Meeting

The Board held 15 meetings during 2005. Each of the directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board, and (ii) the total number of meetings held by all committees of the Board on which that director served (in each case, which were held during the period for which he was a director and/or a member of the applicable committee). The Company encourages the directors to attend Annual Meetings of Stockholders and believes that attendance at Annual Meetings of Stockholders is just as important as attendance at meetings of the Board and its committees. The Company has scheduled a Board meeting to coincide with the date of the Company’s Annual Meeting.

Board Committees

The Board has standing Audit, Compensation and Nominating and Corporate Governance Committees, each of which is comprised solely of independent directors and is described more fully below.

Audit Committee. Edward Paquette is the chairman and John S. Thompson and John Saunders are the other members of the Company’s Audit Committee, which met seven times during 2005. The Board has determined that each member of the Company’s Audit Committee is independent within the meaning of the rules and regulations of the NYSE. Furthermore, as required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), no member of the Audit Committee receives, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company other than Board and committee fees. The Board has determined that Edward Paquette is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. The Audit Committee operates pursuant to a written charter that has been filed as Appendix A to this Proxy Statement and that is available on the Company’s website at www.xerium.com.

The principal duties and responsibilities of the Company’s Audit Committee are as follows: (a) to monitor the Company’s financial reporting process and internal control systems; (b) to appoint and replace the Company’s independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work; (c) to oversee the performance of the Company’s internal audit function; and (d) to oversee the Company’s compliance with legal, ethical and regulatory matters. The Audit Committee and the Board have established procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for confidential, anonymous submission by Company employees of concerns regarding questionable accounting or other matters, as described under “Policies on Communicating with Non-Management Directors and Reporting Concerns Regarding Accounting and Other Matters.” The Audit Committee also has the authority to hire independent counsel and other advisors to carry out the Audit Committee’s duties, and the Company is required to provide appropriate funding, as the Audit Committee determines, to compensate any advisors retained by the Audit Committee.

The report of the Audit Committee is included in this Proxy Statement under “Audit Committee Report.”

Compensation Committee. Donald P. Aiken is the chairman and John S. Thompson and John Saunders are the other members of the Company’s Compensation Committee. Michael Phillips was a member of the Compensation Committee until May 2005, when John Saunders replaced him on the Compensation Committee. The Compensation Committee met seven times during 2005. The Board has determined that each current member of the Company’s Compensation Committee is independent within the meaning of the rules and regulations of the NYSE. The Compensation Committee operates pursuant to a written charter that is available on the Company’s website at www.xerium.com.

The principal duties and responsibilities of the Company’s Compensation Committee are as follows: (a) to provide oversight on the development and implementation of the Company’s compensation policies, strategies, plans and programs for its key employees and outside directors and disclosure relating to these matters; (b) to review and approve the compensation of the Company’s chief executive officer and the other executive officers of the Company and its subsidiaries; (c) to provide oversight concerning the selection of officers, management succession planning, performance of individual executives and related matters.

The report of the Compensation Committee is included in this Proxy Statement under “Compensation Committee Report.”

Nominating and Corporate Governance Committee. John Saunders is the chairman and John S. Thompson and Donald P. Aiken are the other members of the Company’s Nominating and Corporate Governance Committee, which met two times during 2005. The Board has determined that each member of the Nominating and Corporate Governance Committee is “independent” within the meaning of the rules and regulations of the NYSE. The Nominating and Corporate Governance Committee operates pursuant to a written charter that is available on the Company’s website at www.xerium.com.

The principal duties and responsibilities of the Nominating and Corporate Governance Committee are as follows: (a) to establish criteria for Board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board; (b) to make recommendations regarding proposals submitted by the Company’s shareholders; and (c) to make recommendations to the Board regarding corporate governance matters and practices.

In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under “Board Membership Criteria” in the Company’s Corporate Governance Guidelines, namely: (1) broad-based business skills and experiences; (2) prominence and reputation in their profession; (3) global business perspective; (4) concern for the long-term interests of the stockholders; and (5) personal integrity and judgment. The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board, but rather the Board believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Nominating and Corporate Governance Committee wants to seriously consider and move toward nomination, the Chair of the Nominating and Corporate Governance Committee enters into a discussion with that candidate.

The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. It is the policy of the Nominating and Corporate Governance Committee that candidates recommended by stockholders will be given appropriate consideration in the same manner as other candidates. The procedure for submitting candidates for consideration by the Nominating and Corporate Governance Committee for election at the Company’s 2007 Annual Meeting of Stockholders is described under “Stockholder Proposals.”

Non-Management Director Meetings

In addition to the meetings of the committees of the Board described above, the Company’s non-management directors met seven times in executive session during 2005; six of such executive sessions were in connection with Board meetings. John S. Thompson, the chairman of the Board, presided at these executive sessions. The non-management directors are Messrs. Thompson, Saunders, Aiken, Paquette and Phillips. The

Board has established a procedure whereby interested parties may make their concerns known to the non-management directors, which is described under “Policies on Communicating with Non-Management Directors and Reporting of Concerns Regarding Accounting and Other Matters.”

Director Compensation

For 2005, the annual rate of cash compensation for non-management directors was $30,000 and $1,500 per director per meeting for attending meetings of the Board or any committee of the Board in person ($500 for attending meetings that last longer than one hour by telephone). The chairman of the Board and the chairman of the Audit Committee also each received additional cash compensation at an annual rate of $10,000 per year, and the chairman of the Compensation Committee and the chairman of the Nominating and Corporate Governance Committee each received initial additional cash compensation at an annual rate of $5,000 per year. Directors were also reimbursed for out-of-pocket expenses for attending Board and committee meetings. Equity compensation for non-management directors was in the form of 2,500 restricted stock units per non-management director granted in May 2005, plus dividends thereon, which are paid at the same rate as dividends on the Company’s common stock but in the form of additional restricted stock units. Each restricted stock unit corresponds to one share of the Company’s common stock. Upon the termination of the director’s service on the Company’s Board, such director will receive the number of shares of common stock that equals the number of restricted stock units the director has earned.

Corporate Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Company has adopted a Corporate Code of Business Conduct and Ethics for its directors, officers and employees, including its chief executive officer, chief financial officer and controller. A copy of the Company’s Corporate Code of Business Conduct and Ethics may be accessed free of charge by visiting the Company’s website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., One Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581. The Company intends to satisfy the disclosure requirement regarding any amendment to, or waiver from, a provision of the Corporate Code of Business Conduct and Ethics that applies to its chief executive officer, chief financial officer or controller by posting the amendment or waiver to its website.

A copy of the Company’s Corporate Governance Guidelines may also be accessed free of charge by visiting the Company’s website at www.xerium.com or by requesting a copy from Investor Relations, Xerium Technologies, Inc., One Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581.

Policies on Communicating with Non-Management Directors and Reporting of Concerns Regarding Accounting and Other Matters

The Board and the Audit Committee have adopted policies on communicating with the non-management directors and reporting concerns regarding accounting and other matters. Any shareholder who wishes to communicate directly with the Board may do so by writing to Board of Directors, c/o Chairman of the Board, Xerium Technologies, Inc., One Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581. The Chairman will forward such communications to the Board at or prior to the next meeting of the Board. Shareholders who wish to communicate directly with the non-management directors may do so by writing to Independent Directors, c/o Chairman of the Board, Xerium Technologies, Inc., One Technology Drive, Westborough, Massachusetts 01581. These communications will be handled by the chairman and forwarded to the non-management directors at or prior to the next meeting of the non-management directors. Any person, whether or not an employee, who has a concern about the conduct of the Company, or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern by writing to Xerium Technologies, Inc., One Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581, through the Internet at www.ethicspoint.com or by calling 866-293-2399.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed the Company’s audited financial statements for 2005, and has discussed these statements with management. The Audit Committee has also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm during the 2005 fiscal year, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit and Finance Committees).

The Audit Committee also received from Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the 2005 audited financial statements be included in the Company’s Annual Report on Form 10-K for 2005, for filing with the SEC.

With respect to the above matters, the Audit Committee submits this report.

Mr. Edward Paquette, Chairman

Mr. John S. Thompson

Mr. John Saunders

MANAGEMENT AND EXECUTIVE COMPENSATION

Management

The following table sets fort information regarding the Company’s executive officers as of April 1, 2006.

Name	Age	Position
Thomas Gutierrez	57	President, Chief Executive Officer and Director
Michael O’Donnell	50	Executive Vice President, Chief Financial Officer and Director
Cheryl Diuguid	56	President – Xerium Asia
Josef Mayer	55	President – Clothing Europe
Douglas Milner	45	President – Stowe Woodward Rolls Worldwide
David Pretty	42	President – Weavexx
Miguel Quiñonez	59	President – Xerium South America
Michael J. Stick	36	Executive Vice President and General Counsel

Thomas Gutierrez has served as the Company’s president, chief executive officer and as a director since January 2002 and served as the Company’s chief operating officer from August 2001 to January 2002. Mr. Gutierrez served as chief executive officer of Invensys Power Systems (a subsidiary of Invensys plc), a manufacturer of uninterruptible power supplies, power management software, and related equipment and services, from January 1999 until July 2001.

Michael O’Donnell has served as the Company’s chief financial officer since March 2003 and as the Company’s executive vice president and as a director since April 2004. He served as president of the Group Services Division of ABB Ltd., a provider of power and automation technologies for utility and other industrial customers, from April 2001 to March 2003. He served as executive vice president and chief financial officer for Invensys Power Systems from February 1998 to April 2001.

Cheryl Diuguid has served as the Company’s President-Xerium Asia since December 2005. From September 2005 to December 2005 she was the Company’s executive vice president of corporate development. Prior to joining the Company, Ms. Diuguid was the Senior Vice President of Asia for Enersys, Inc., a battery company, from January 2004 to September 2005. She was Enersys’ Vice President Strategic Planning and Asia from March 2002 to January 2004. Prior to Enersys, Ms. Diuguid served as Vice President and General Manager of Worldwide Operations for the Invensys Energy Storage business located in Chippenham, UK from 1999 to March 2002.

Josef Mayer has served as the Company’s President—Clothing Europe since May 2003, and has served as president of the Company’s Wangner clothing business in Germany since May 2001. From May 2003 to December 2005 he also had responsibility for our Asia Pacific clothing operations. From July 1997 to April 2001, he served as chief executive officer and managing director of Labelmaker Holding GmbH, a consulting and investment firm. Through this position, he served, on a consulting basis, as a managing director and president of the Eastern Europe division of MMP Austria GmbH, a manufacturer of chip board and folding boxes from June 1999 to April 2001 and as a managing director of Illert GmbH Hanau, a manufacturer of labels, from July 1997 to May 1999. Mr. Mayer continues to serve as Managing Director of Labelmaker Holding GmbH, although the company is not currently active.

Douglas Milner has served as the Company’s President—Stowe Woodward Rolls Worldwide since February 2004. He served as chief executive officer of Ziptronix, Inc., an early stage company focusing on room-temperature covalent bonding and integration of semiconductor materials, from January 2002 to February 2004. He served as president of Invensys Power Systems (a subsidiary of Invensys plc), a manufacturer of uninterruptible power supplies, power management software, and related equipment and services, from March 1999 to January 2002.

David Pretty has served as President-Weavexx, the Company’s North American clothing operation, since December 2005. From November 2004 to December 2005 he was the Senior Vice President—Sales, Marketing, Technology and Operations for Weavexx. From August 2003 to November 2004 he was the Senior Vice President—Sales, Marketing and Technology for Weavexx. From August 2000 until August 2003 he was the Vice President – Sales and Marketing for Weavexx.

Miguel Quiñonez has served as President—Xerium South America since December 2005. He was our President—Clothing Americas from January 2004 to December 2005 with responsibility for clothing in South America and, from January 2004 to August 2005, North America. From February 2000 to January 2004 he served as the Company’s president of clothing for South America. He joined BTR plc in 1964 and served as president of its paper group—South America from November 1996 to February 2000 (including after the January 1999 merger of BTR plc and Siebe plc which formed Invensys plc).

Michael J. Stick has served as the Company’s executive vice president and general counsel since May 2004. From September 1995 to May 2004, he was a corporate attorney at Ropes & Gray LLP in Boston, Massachusetts.

Summary Compensation Table

The following table sets forth information with respect to the compensation for each of the last three years for the Company’s chief executive officer and each of the Company’s four other most highly compensated executive officers during 2005. These individuals are referred to as the “Named Executive Officers.” Mr. Milner joined the Company in February 2004.

	Year	Annual Compensation						Restricted Stock and Restricted Stock Unit Awards		Securities Underlying Options		All Other Compensation
		Salary		Bonus		Other Annual Compensation
Thomas Gutierrez	2005	$664,792		—		$11,467	(1)	$2,328,199	(2)	—		$2,309,905	(3)
Chief Executive Officer	2004	$645,000		—		$7,200	(4)	—		—		$989,445	(5)
	2003	$600,000		$2,700,000		$7,200	(4)	$1,338,540	(6)	4,221	(7)	$1,330,522	(8)

Michael O’Donnell	2005	$375,000		—		$11,467	(1)	—		—		$571,400	(9)
Chief Financial Officer	2004	$375,000		—		$7,200	(4)	—		—		$1,259,003	(10)
	2003	$291,667		$1,000,437		$6,000	(4)	$856,940	(6)	—		$3,063	(11)

Josef Mayer	2005	$342,372	(*)	—		$20,882	(12)	—		—		$340,000	(13)
President—	2004	$329,633	(*)	—		$20,631	(12)	—		—		$565,528	(14)
Clothing Europe	2003	$254,250	(*)	$633,280	(*)	$18,801	(12)	$825,930	(6)	—		—

Miguel Quiñonez	2005	$337,186	(**)	—		$18,663	(15)	—		—		$1,307,681	(16)
President—Xerium	2004	$344,002	(**)	—		$81,938	(17)	—		—		$163,912	(18)
South America	2003	$297,720	(**)	$631,530	(**)	$20,467	(19)	$0	(6)	—		$337,852	(20)

Douglas Milner	2005	$350,000		—		$11,467	(1)	—		—		$358,400	(21)
President—	2004	$312,981		$100,000		$6,300	(4)	$785,925	(6)	—		$1,232,195	(22)
Stowe Woodward Rolls Worldwide	2003	—		—		—		—		—		—

(*)	Mr. Mayer’s 2005, 2004 and 2003 salaries are converted from Euros at assumed exchange rates of $1.24, $1.24 and $1.13 per Euro, respectively, which represent average exchange rate for the applicable year. His 2003 bonus is converted from Euros at an exchange rate of $1.25, which represents the exchange rate on the date the bonus was paid.
(**)	Mr. Quiñonez’ 2003 salary and bonus was paid in Argentine Pesos. His 2004 and 2005 salaries were paid partly in Argentine Pesos, partly in Brazilian Reals and partly in U.S. dollars. The Argentine Peso portions of his salaries in 2005, 2004 and 2003 are converted from Pesos at assumed exchange rates of $0.34, $0.34 and $0.34 per Peso, respectively, which represent average exchange rate for the applicable year. His 2003 bonus is converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the exchange rate on the date the bonus was paid. The Brazilian Real portion of his salaries in 2005 and 2004 are converted from Reals at assumed exchange rates of $0.41, $0.34 per Real, respectively, which represent average exchange rate for the applicable year. Salary amounts for Mr. Quiñonez include amounts paid to him in respect of time spent on vacation in accordance with Argentine law.
(1)	Represents $4,267 in respect of country club dues and $7,200 in respect of an automobile allowance.
(2)	Represents the dollar value of 199,674 restricted stock units that are not subject to any performance-based conditions on vesting, calculated by multiplying the closing price of the Company’s common stock on the date of the award, $11.66, by the number of restricted stock units awarded. In addition, pursuant to the terms of these restricted stock units, on each date on which the Company pays a dividend Mr. Gutierrez is credited with additional restricted stock units equal to the amount of the dividend that would have been paid on such restricted stock units had they been held in common stock on such date divided by the closing price of a share of common stock on such date. Mr. Gutierrez was credited with an additional 1,822 restricted stock units when the Company paid a dividend on September 15, 2005 and an additional 5,037 restricted stock units when the Company paid a dividend on December 15, 2005. As of December 31, 2005, Mr. Gutierrez held an aggregate of 206,533 restricted stock units not subject to any performance-based conditions on vesting, valued at $1,735,943, calculated by multiplying the closing price of the Company’s common stock on the last trading day of 2005, $8.41, by the number of restricted stock units. This award of restricted stock units vests on the following schedule: 33.33 percent of the then outstanding total (including accrued dividends) on the first anniversary of the Company’s initial public offering on May 19, 2005; 50.00 percent of the then outstanding total (including accrued dividends) not previously vested on the second anniversary of the offering; and 100.00 percent of the then outstanding total (including accrued dividends) not previously vested on the third anniversary of the offering. Any such restricted stock units not then vested shall immediately vest upon the termination of Mr. Gutierrez’ employment by the Company for any reason or by Mr. Gutierrez for good reason (as defined in his employment agreement) or upon the occurrence of a change in control.
(3)	Represents (i) a special one-time payment made in connection with the offering and the adoption of the Company’s new management incentive compensation plans and in consideration of the fact that the executive would no longer participate in the Company’s previously existing cash management incentive compensation plans and (ii) $15,460 in respect of premiums for a term life insurance policy for the benefit of Mr. Gutierrez.
(4)	Represents an automobile allowance.
(5)	Represents imputed income in respect of a Euro 525,000 non-interest bearing loan to purchase shares of Xerium S.A. that was forgiven in April 2004 (converted to US Dollars at the then-current exchange rate) and a related cash payment of $360,653 to reimburse Mr. Gutierrez for any income taxes he is required to pay, on a grossed-up basis, as a result of such forgiveness.

(6)	This restricted stock represents shares of Xerium S.A. common stock awarded pursuant to the Senior Management Share Purchase Program of Xerium S.A., the Company’s former parent. The amounts represent the excess of (i) the aggregate fair market value of the restricted common stock on the date of the award to the executive officer, which the Company estimates was $324.55 per share in each case, over (ii) the consideration paid by the executive officer for such shares. Immediately prior to and in connection with the Company’s initial public offering, the shares of restricted common stock of Xerium S.A. were exchanged for fully vested shares of the Company’s common stock as described under “Certain Relationships and Related Transactions—Proceeds from the Offering.”
(7)	The securities underlying options referenced in the table represent 4,221 shares of Xerium S.A. common stock. Immediately prior to and in connection with the offering, the options were exchanged for fully vested shares of the Company’s common stock. See “Aggregated Option Exercises in 2005 and Year-End Option Values.”
(8)	Represents a bonus paid in 2003 in respect of the closing of certain refinancing transactions.
(9)	Represents a $563,000 special one-time payment made in connection with the offering and the adoption of the Company’s new management incentive compensation plans and in consideration of the fact that the executive would no longer participate in the Company’s previously existing cash management incentive compensation plans and an $8,400 matching contribution under the Company’s 401(k) plan.
(10)	Represents (i) $6,150 in matching contributions under the Company’s 401(k) plan and (ii) imputed income in respect of an aggregate of $695,101 in principal amount of loans related to Mr. O’Donnell’s purchase of shares of Xerium S.A., plus accrued interest thereon, that was forgiven in April 2004, and a related cash payment of $547,497 to reimburse Mr. O’Donnell for any income taxes he is required to pay, on a grossed-up basis, as a result of such forgiveness.
(11)	Represents matching contributions under the Company’s 401(k) plan.
(12)	Represents the value of Mr. Mayer’s personal use of an automobile that the Company owns, converted from Euros at assumed exchange rates of $1.24, $1.24 and $1.13 per Euro for 2005, 2004 and 2003, respectively, which represent average exchange rate for the applicable year.
(13)	Represents a special one-time payment made in connection with the offering and the adoption of the Company’s new management incentive compensation plans and in consideration of the fact that the executive would no longer participate in the Company’s previously existing cash management incentive compensation plan.
(14)	Represents imputed income in respect of a Euro 250,000 non-interest bearing loan to purchase shares of Xerium S.A. that was forgiven in April 2004 (converted to US Dollars at the then-current exchange rate) and a related cash payment of $265,528 to reimburse Mr. Mayer for any income taxes he is required to pay, on a grossed-up basis, as a result of such forgiveness.
(15)	Includes (i) $3,663 representing an automobile allowance and (ii) approximately $15,000 in other perquisites. The automobile allowance and other perquisites were paid in Argentine Pesos and are converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the average exchange rate for 2005.
(16)	Includes (i) $313,000 representing a special one-time payment made in connection with the Company’s initial public offering and the adoption of its new management incentive compensation plans and in consideration of the fact that Mr. Quiñonez would no longer participate in the previously existing cash management incentive compensation plans; (ii) $687,000 representing a cash transaction bonus in connection with the offering; (iii) $265,498 that was contributed to Mr. Quiñonez’ Argentine pension and (iv) a tax equalization payment of $42,183, including a related tax gross-up payment, made to reimburse Mr. Quiñonez for certain increases in his taxes relating 2004 income over those he would have paid had he remained working solely in Argentina. The pension contributions were made in Argentine Pesos and are converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the average exchange rate for 2005. The tax equalization payment was also made in Argentine Pesos and is converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the exchange rate on the date of payment.
(17)	Includes (i) $61,413 representing a housing allowance, including a related tax gross-up payment; (ii) $5,525 representing an automobile allowance; and (iii) approximately $15,000 in other perquisites. The automobile allowance and other perquisites were paid in Argentine Pesos and are converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the average exchange rate for 2004.
(18)	Represents (i) $104,292 that was contributed to Mr. Quiñonez’ Argentine pension and a (ii) special payment of $59,620 in consideration of Mr. Quiñonez’ services performed in Argentina. These payments were made in Argentine Pesos. The pension contributions are converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the average exchange rate for 2004. The special payment in consideration of services performed in Argentina are converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the exchange rate on the date of payment.
(19)	Includes (i) $5,467 representing an automobile allowance and (ii) approximately $15,000 in other perquisites. The automobile allowance and other perquisites were paid in Argentine Pesos and are converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the average exchange rate for 2003.
(20)	Represents (i) a bonus of $271,805 paid in respect of the closing of certain refinancing transactions and (ii) $66,047 that was contributed to Mr. Quiñonez’ Argentine pension. The pension contributions were made in Argentine Pesos and are converted from Argentine Pesos at an exchange rate of $0.34 per Peso, which represents the average exchange rate for 2003.
(21)	Represents a $350,000 special one-time payment made in connection with the offering and the adoption of the Company’s new management incentive compensation plans and in consideration of the fact that the executive would no longer participate in the Company’s previously existing cash management incentive compensation plans and an $8,400 matching contribution under the Company’s 401(k) plan.
(22)	Represents (i) $3,281 in matching contributions under the Company’s 401(k) plan and (ii) imputed income in respect of an aggregate of $687,000 in principal amount of loans related to Mr. Milner’s purchase of shares of Xerium S.A., the Company’s former parent, plus accrued interest thereon, that was forgiven in April 2004, and a related cash payment of $537,035 to reimburse Mr. Milner for any income taxes he is required to pay, on a grossed-up basis, as a result of such forgiveness.

Option Grants in 2005

The Company did not grant any options to its Named Executive Officers during 2005.

Aggregated Option Exercises in 2005 and Year-End Option Values

No options to purchase shares of the Company’s stock were outstanding as of December 31, 2005. The following table sets forth certain information regarding options to purchase shares of common stock of Xerium S.A., the Company’s former parent, that were exchanged by the Named Executive Officers for fully vested shares of the Company’s common stock in connection with the Company’s initial public offering on May 19, 2005 (which is sometimes referred to in this Proxy Statement as the “initial public offering” or the “offering”). Prior to the initial public offering, Xerium S.A. was the indirect parent of the Company. In addition, certain of the Company’s executive officers exchanged restricted shares of Xerium S.A. for shares of the Company’s common stock, as described under “Certain Relationships and Related Transactions—Proceeds from the Offering.”

Name	Number of Shares Acquired on Exchange		Value Realized
Thomas Gutierrez.	131,746	(1)	$1,580,952	(2)
Michael O’Donnell	—		—
Josef Mayer	—		—
Miguel Quiñonez	—		—
Douglas Milner	—		—

(1)	Prior to the recapitalization and the offering, Mr. Gutierrez held options to purchase 2,338 shares of Xerium S.A. common stock at an exercise price of $312 per share and options to purchase 1,883 shares of Xerium S.A. common stock at an exercise price of $79.71 per share. Pursuant to the exchange and redemption agreements entered into in connection with the offering Mr. Gutierrez exchanged the 4,221 options to purchase shares of common stock of Xerium S.A. for 131,746 shares of the Company’s common stock.
(2)	The amount shown in the table represents the initial public offering price of $12.00 per share of the Company’s common stock multiplied by the number of shares acquired in connection with the exchange, which is the amount that would have been realized, without taking into account any underwriting discounts, if Mr. Gutierrez had sold all such shares of the Company’s common stock immediately upon the exchange in the offering.

Long-Term Incentive Plans Awards

The following table provides information as of December 31, 2005 with respect to shares of common stock of the Company that may be issued under the Company’s 2005 Equity Incentive Plan. At December 31, 2005 the only awards outstanding in respect of common stock of the Company under the Company’s equity compensation plans were restricted stock units. The table includes information with respect to shares subject to outstanding restricted stock units at December 31, 2005, including additional shares subject to restricted stock units in respect of the automatic adjustment of certain outstanding restricted stock units to reflect additional shares in respect of cash dividends paid by the Company through December 31, 2005.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareowners (1)	1,240,082	N/A	1,259,918
Equity compensation plans not approved by shareowners	—	—	—
Total	1,240,082	N/A	1,259,918

(1)	Reflects shares underlying outstanding restricted stock units at December 31, 2005.

The following table sets forth information regarding awards during 2005 to the Named Executive Officers pursuant to the Company’s 2005 Equity Incentive Plan.

Name	Number of Restricted Stock Units(1)		Performance or Other Period Until Maturation or Payout
Thomas Gutierrez.	188,917	(2)	May 19, 2005 to May 19, 2009
Michael O’Donnell	83,334		May 19, 2005 to May 19, 2009
Josef Mayer	62,500		May 19, 2005 to May 19, 2009
Miguel Quiñonez	20,834		May 19, 2005 to May 19, 2007
Douglas Milner	62,500		May 19, 2005 to May 19, 2009

(1)	Each restricted stock unit corresponds to one share of the Company’s common stock.
(2)	Excludes restricted stock units that are not subject to any performance based conditions on vesting, which are reported in the Summary Compensation Table above.

Pension Plan Benefits

Pension Plan. The following table sets forth the estimated annual pension benefits payable on January 1, 2006 at normal retirement to a participant who retired on December 31, 2005 under the Company’s pension plan for U.S. salaried employees, including the Company’s executive officers, and U.S. non-union hourly employees (the “U.S. pension plan”). The U.S. pension plan is a funded, tax-qualified, noncontributory defined-benefit pension plan. Benefits under the U.S. pension plan are based upon an employee’s years of service and the average of the employee’s highest five calendar years of compensation in the last ten calendar years of service with the Company and its subsidiaries, the “final average earnings,” and are payable after retirement. Earnings covered by the U.S. pension plan are total cash compensation, including salary and bonuses, less taxable fringe benefits, as defined in the plan. Benefits under the U.S. pension plan are calculated as an annuity equal to 0.9% to 1.4% of the participant’s final average earnings multiplied by years of service. Credited years of service cannot exceed 30 years. For purposes of the annual pension benefit calculation, final average earnings as of December 31, 2005 could not exceed $203,000. Contributions to the U.S. pension plan are made entirely by the Company and are paid into a trust fund from which the benefits of participants will be paid. The benefits listed in the table are not subject to any deduction for Social Security, but are subject to offset by accrued benefits under specified predecessor plans.

Final Average Earnings	Years of Service
	15	20	25	30
$125,000	$23,550	$31,400	$39,250	$47,100
$150,000	$28,800	$38,400	$48,000	$57,600
$175,000	$34,050	$45,400	$56,750	$68,100
$205,000	$40,350	$53,800	$67,250	$80,700

The credited years of service as of December 31, 2005 for each of the Named Executive Officers eligible to receive benefits under the U.S. pension plan are as follows: Thomas Gutierrez—4.38 years; Michael O’Donnell—2.83 years; and Douglas Milner—1.89 years. Miguel Quiñonez is eligible to receive benefits under the Company’s retirement plan in Argentina and Josef Mayer is eligible to receive benefits under the Company’s retirement plan in Austria.

Supplemental Executive Retirement Plan. The Company has adopted a supplemental executive retirement plan (the “SERP”) for each of Mr. Gutierrez and Mr. O’Donnell in connection with their employment agreements. The SERPs are unfunded, nonqualified plans. Under the applicable SERP, each of Messrs. Gutierrez and O’Donnell would be entitled to receive, at age 62, annual SERP payments equal to a specified percentage of his average annual base salary during the three years in which his base salary was highest during the ten years immediately prior to termination of employment (not including any compensation earned before January 1, 2004), multiplied by the executive’s years of service with the Company, less the amounts to which he is entitled under the Company’s U.S. pension plan. The SERP benefit formula is based on a percentage factor of 3% in Mr. Gutierrez’ case and 2.5% in Mr. O’Donnell’s case. Each of Mr. Gutierrez and Mr. O’Donnell is fully vested in his SERP benefit.

The following table sets forth the estimated annual payments under the SERP that would be payable to Messrs. Gutierrez and O’Donnell at normal retirement age. The amounts do not reflect the applicable offsets for amounts payable under the U.S. pension plan. The annual payments under the SERP, before offsets, cannot exceed 50% of the three-year average annual base salary.

Final Average Base Salary of Mr. Gutierrez	Years of Service
	5	10	15	20
$750,000	$112,500	$225,000	$337,500	$375,000
$1,000,000	$150,000	$300,000	$450,000	$500,000
$1,250,000	$187,500	$375,000	$562,500	$625,000
$1,500,000	$225,000	$450,000	$675,000	$750,000

Final Average Base Salary of Mr. O’Donnell	Years of Service
	5	10	15	20
$500,000	$62,500	$125,000	$187,500	$250,000
$750,000	$93,750	$187,500	$281,250	$375,000
$1,000,000	$125,000	$250,000	$375,000	$500,000
$1,250,000	$156,250	$312,500	$468,750	$625,000

Although the normal form of payment under the SERP is an annuity, the SERP permits the participant to elect an alternative payment option selected from among actuarially equivalent forms permitted under the U.S. pension plan, provided that any such election must be made at the time and in the manner that the Compensation Committee provides, consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

If a participant retires after age 55 but before age 62 with at least five years of service, he will be entitled to receive benefits under the SERP immediately following his retirement, but any such benefits will be reduced by one third of one percent for each month prior to age 62. If the participant retires before age 62 and without having completed five years of service, he will not be entitled to receive a benefit under the SERP until he turns 62. In the event of a participant’s death before commencement of his benefit, whether or not he is employed by the Company at time of death, the participant’s surviving spouse, if any, is entitled to receive an annual benefit for the remainder of her life equal to 50% of the benefit the participant would have been entitled to receive assuming payment in the form of a 50% joint and survivor annuity.

The SERP is unfunded and payable from the Company’s general assets, except that in the event of certain change of control transactions, the Company will establish an irrevocable trust, which is a so called “rabbi trust,” and contribute an amount equal to the actuarial equivalent of the SERP benefit.

The SERP can be amended only by written instrument signed by the Company pursuant to authorization of the Compensation Committee and by the participant (or, following the participant’s death, if benefits remain payable to his spouse, by his spouse).

Employment Agreements

The Company has entered into an employment agreement with each of Thomas Gutierrez, Michael O’Donnell, Josef Mayer, Douglas Milner, and Miguel Quiñonez. The employment period under the agreements will survive until terminated by the Company or the executive.

The executives’ particular employment agreements provide the following specific terms:

Thomas Gutierrez. Mr. Gutierrez serves as the Company’s president and chief executive officer. Under the terms of his employment agreement, Mr. Gutierrez receives a base salary of $670,000, which may be increased from time to time at the discretion of the Compensation Committee. The Company provides him with life insurance coverage in an amount that is two and one-half times his initial base salary. If he terminates his employment during the first 24 months following the closing of the Company’s initial public offering other than for “good reason” (as defined in the employment agreement) or for good reason but without proper notice, he will be required to repay certain loans he owed that were forgiven in 2004 and to return to the Company the payment that received in connection with the offering and the adoption of the Company’s new incentive plans and in consideration of the fact that he would no longer participate in the Company’s previously existing cash management incentive compensation plans (see “Certain Relationships and Related Transactions—Certain Other Transactions with Management”). Upon such a termination (whether occurring before or after the first 24 months following the offering) he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and any payout he would have earned under the Company’s annual cash bonus plans for the fiscal year in which the termination occurs, prorated to reflect the number of days that he worked in the fiscal year. In addition, if his employment terminates because of his disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in the Company’s benefit plans). If the Company terminates his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to (i) receive his base salary for two years, (ii) a payment equal to 100% of his base salary (or, if greater and three full fiscal years have been completed since the effectiveness of the agreement, 100% of his average annual bonus for the preceding three years), and (iii) participate in medical/dental benefit plans for two years (or such longer period as may be provided in the Company’s benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be three years instead of two. If the Company terminates his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination.

The employment agreement also provides, with certain exceptions, that Mr. Gutierrez may not participate in any entity or engage in any activity that competes with the Company or any of its subsidiaries during his employment and for a period of two years after his employment terminates. In addition, the employment agreement imposes certain non-solicitation obligations on him during the same period of time.

The employment agreement also provides that he is entitled to participate in the SERP, described above under “Pension Plan Benefits,” which constitutes an attachment to the employment agreement.

If it is determined that any payment or benefit provided to Mr. Gutierrez by the Company or any of its subsidiaries will be subject to the excise tax imposed by Section 4999 of the Code, the Company will make an additional lump-sum payment to Mr. Gutierrez sufficient, after giving effect to all federal, state and other taxes and charges with respect to such payment, to make Mr. Gutierrez whole for all taxes imposed under or as a result of Section 4999.

Michael O’Donnell. Mr. O’Donnell serves as the Company’s chief financial officer. Under the terms of his employment agreement, Mr. O’Donnell receives a base salary of $375,000, which may be increased from time to time at the discretion of the Compensation Committee. The Company provides him with life insurance coverage in an amount that is two and one-half times his initial base salary. If he terminates his employment during the first 18 months following the closing of the Company’s initial public offering other than for “good reason” (as defined in the employment agreement) or for good reason but without proper notice, he will be required to repay the loans he owed to the Company that were forgiven in 2004, and to return to the Company the payment that he received in connection with the offering and the adoption of the Company’s new incentive plans and in consideration of the fact that he would no longer participate in the Company’s previously existing cash management incentive compensation plans (see “Certain Relationships and Related Transactions—Certain Other Transactions with Management”). Upon such a termination (whether occurring before or after the first 18 months following the offering) he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to his earned and unpaid salary through his date of termination and any payout he would have earned under the Company’s annual cash bonus plans for the fiscal year in which the termination occurs, prorated to reflect the number of days that he worked in the fiscal year. In addition, if his employment terminates because of disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in the Company’s benefit plans). If the Company terminates his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to (i) receive his base salary for 18 months, (ii) a payment equal to 100% of his base salary (or, if greater and three full fiscal years have been completed since the effectiveness of the agreement, 100% of his average annual bonus for the preceding three years), and (iii) participate in medical/dental benefit plans for 18 months (or such longer period as may be provided in the Company’s benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be two years instead of 18 months. If the Company terminates his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination.

The employment agreement also provides, with certain exceptions, that Mr. O’Donnell may not participate in any entity or engage in any activity that competes with the Company or any of its subsidiaries during his employment and for a period of one year after his employment terminates. In addition, the employment agreement imposes certain non-solicitation obligations on him during the same period of time.

The employment agreement also provides that he is entitled to participate in the SERP, described above under “Pension Plan Benefits,” which constitutes an attachment to the employment agreement.

If it is determined that any payment or benefit provided to Mr. O’Donnell by the Company or any of its subsidiaries will be subject to the excise tax imposed by Section 4999 of the Code, the Company will make an additional lump-sum payment to Mr. O’Donnell sufficient, after giving effect to all federal, state and other taxes and charges with respect to such payment, to make Mr. O’Donnell whole for all taxes imposed under or as a result of Section 4999.

Josef Mayer. Mr. Mayer serves as the Company’s President—Clothing Europe. Under the terms of his employment agreement, Mr. Mayer receives a base salary of Euro 275,000 ($342,372 at an assumed exchange rate of $1.24 per Euro, the average exchange rate for 2005), which may be increased from time to time at the discretion of the Compensation Committee. The employment agreement may be terminated by either party on June 30 or December 31 of any year by giving twelve months written notice, but the Company may terminate the employment agreement for good cause without regard to such restrictions. The employment agreement also provides that the Company will provide Mr. Mayer with an automobile and pay all operating costs. In the event of Mr. Mayer’s termination or leave due to illness or disability, the Company will pay him the difference between any disability payments he receives and his salary for up to six months. If his employment terminates because of his death, his dependents will receive his salary, payable monthly, for the month of his death and the three following months. The employment agreement imposes certain non-competition obligations during his employment and for a period of one year after his employment terminates. During the period he is subject to the non-competition obligations, he is entitled to receive 50% of his base salary during the last year of his employment, payable monthly, less any income he receives during such period. Under the terms of a supplemental agreement with Mr. Mayer, if he terminates his employment during the first 18 months following the closing of the Company’s initial public offering, he will be required to repay the loans he owed to the Company that were forgiven in 2004, and to return to the Company the payment that he received in connection with the offering and the adoption of the Company’s new incentive plans and in consideration of the fact that he would no longer participate in the Company’s previously existing cash management incentive compensation plans (see “Certain Relationships and Related Transactions—Certain Other Transactions with Management”).

Miguel Quiñonez. Mr. Quiñonez serves as the Company’s President—Xerium South America. Under the terms of his employment agreement, Mr. Quiñonez receives a base salary of $340,000, which may be increased from time to time at the discretion of the Compensation Committee. In consideration of Mr. Quiñonez’ services performed in Argentina, the Company will contribute approximately $22,800 to his Argentine pension plan on the last day of each month continuing through December 2006 or until his employment terminates, whichever is earlier, except that the Company is required to continue making such contributions through December 2006 if his employment is terminated earlier (i) by the Company other than for “cause,” as defined in the employment agreement, or (ii) by reason of Mr. Quiñonez’ death or disability. The Company may, in its sole discretion, make any contributions to the plan in advance of the required contribution dates, in which case the amount of any such contribution will be determined on a present value basis using a 7% per annum discount rate, compounded annually. If Mr. Quiñonez’ employment is terminated earlier than December 2006 in circumstances that require the Company to continue making payments through December 2006, but such contributions are not feasible for legal or other reasons, then the Company may pay such amounts directly to him or his estate instead of making contributions to the plan. If his employment is terminated earlier than December 2006 in circumstances that do not require the Company to continue making monthly contributions, and at such time the Company has made advance contributions in respect of periods after the date of his termination, then Mr. Quiñonez is required to reimburse the Company for such advance contributions, plus any tax benefit he receives as a result of such reimbursement to the extent the Company previously made tax equalization payments (as discussed below) related to such contributions. The Company may set off the amount of any such reimbursement against other amounts that the Company then owes to Mr. Quiñonez. The Company will provide Mr. Quiñonez with the use of a company automobile in Argentina through the end of 2006. For 2005 and 2006, the Company will make tax equalization payments to Mr. Quiñonez to reimburse him for certain increases in his taxes over those he would have paid had he remained working solely in Argentina, provided that he is not considered a tax resident of the United States during those periods. If he terminates his employment during the first 18 months following the closing of the offering other than for “good reason” (as defined in the employment agreement) or for good reason but without proper notice, he will be required to return to the Company the full sum of his transaction bonus received in connection with the offering and the payment that he received in connection with the offering and the adoption of the Company’s new incentive plans and in consideration of the fact that he would no longer participate in the Company’s previously existing cash management incentive compensation plans (see “Certain Relationships and Related Transactions—Certain Other Transactions with Management”). Upon such a termination (whether occurring before or after the first 18 months following the offering) he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to earned and unpaid salary through his date of termination. In addition, if his employment terminates because of his disability, he is entitled to participate in medical/dental benefit plans for 18 months (or such longer period as may be provided under the Company’s benefit plans). If the Company terminates his employment for any other reason (other than for “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to receive his base salary and to participate in medical/dental benefit plans for one year (or such longer period as may be provided under the Company’s benefit plans), provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following a change of control, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year. If the Company terminates his employment for “cause,” he is entitled only to payment of his earned and unpaid base salary for the period prior to termination.

The employment agreement also provides, with certain exceptions, that he may not participate in any entity or engage in any activity that competes with the Company or any of its subsidiaries during his employment and for a period of one year after his employment terminates. In addition, the employment agreement imposes certain non-solicitation obligations on him during the same period of time.

Douglas Milner. Mr. Milner serves as the Company’s President—Stowe Woodward Rolls Worldwide. Under the terms of his employment agreement, Mr. Milner receives a base salary of $350,000, which may be increased from time to time at the discretion of the Compensation Committee of the Board. If he terminates his employment during the first 18 months following the offering other than for “good reason” (as defined in the employment agreement) or for good reason but without proper notice, he will be required to repay the loans he owed to the Company that were forgiven in 2004, and to return to the Company the payment that he received in connection with this offering and the adoption of the Company’s new incentive plans and in consideration of the fact that he would no longer participate in the Company’s previously existing cash management incentive compensation plans (see “Certain Relationships and Related Transactions—Certain Other Transactions with Management”). Upon such a termination (whether occurring before or after the first 18 months following the offering) he is entitled to his unpaid salary and benefits through his date of termination. If his employment terminates because of his death or disability, then he is entitled to unpaid salary through his date of termination. In addition, if his employment terminates because of his disability, he is entitled to participate in the Company’s medical and dental benefit plans for 18 months (or such longer period as may be provided under the Company’s benefit plans). If the Company terminates his employment for any other reason (other than “cause” (as defined in the employment agreement)), or if he terminates his employment for “good reason,” then he is entitled to receive his base salary for one year and to participate in medical dental benefit plans for one year, provided that the timing of certain payments may be delayed under Section 409A of the Code. If any such termination occurs within three months prior to or two years following certain specified change of control transactions, then the period of base salary and medical/dental benefit continuation shall be 18 months instead of one year. If the Company terminates his employment for “cause,” he is entitled only to payment of his earned and unpaid base solely for the period prior to termination.

The employment agreement also provides, with certain limited exceptions, that he may not participate in any entity or engage in any activity that competes with the Company or any of its subsidiaries during his employment and for a period of one year after his employment terminates. In addition, the employment agreement imposes certain non-solicitation obligations on him during the same period of time.

COMPENSATION COMMITTEE REPORT

The Board has adopted a Charter for the Compensation Committee that articulates its duties and responsibilities. Among other things, the Compensation Committee of the Board is responsible for reviewing and approving the compensation of the Company’s executive officers. The Compensation Committee consists of only independent directors, who are appointed by the Board.

Compensation Philosophy

The Company’s compensation program for executive officers is designed to achieve long-term, sustainable growth and increase shareholder value. The principal components of the program are base salary, annual incentive cash bonuses, long-term compensation consisting primarily of restricted stock units, and retirement benefits.

In order to maintain the effectiveness of the Company’s compensation program for executive officers, the Compensation Committee annually reviews the reasonableness of executive compensation levels using public information about comparable companies within the Company’s industry, taking into account individual performance as well as the Company’s growth and profitability. In making such determinations, the Compensation Committee reviews the nature and scope of each executive officer’s responsibilities as well as his or her effectiveness in supporting the Company’s long-term goals. The Compensation Committee attempts to sets levels of salary, bonus, and other compensation at levels that will attract, motivate and retain superior executive talent in a highly competitive environment. The Company has retained Watson Wyatt Worldwide, Inc., a compensation consulting firm, to advise the Compensation Committee on compensation matters.

Base Salary

The Compensation Committee annually reviews and approves the base salary of the chief executive officer and the Company’s other executive officers. In making these determinations, the Compensation Committee considers various factors such as the executive’s employment agreement with the Company, the executive’s performance and responsibilities, leadership, years of experience, competitive salaries within the marketplace, and the executive’s total compensation package.

Annual Incentive Cash Bonus

To reinforce the importance of increasing shareholder value, the Compensation Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of annual incentive cash bonuses. The Company’s annual incentive cash bonus plan for executive officers for 2005 required the Company’s performance to satisfy targets established by the Compensation Committee based on net cash provided by operating activities and Adjusted EBITDA (as defined in the Company’s senior secured credit facility). The Company’s performance did not satisfy the targets and the Company’s executive officers did not receive incentive cash bonuses under the plan for 2005.

If the Company’s stockholders approve the proposed 2006 Cash Incentive Plan, the Compensation Committee expects that in 2006 and future years all or most of the annual incentive cash bonuses paid to executive officers will be awarded under the 2006 Cash Incentive Plan. See “Proposal 2: Approval of 2006 Cash Incentive Bonus Plan.” Subject to stockholder approval of the 2006 Cash Incentive Plan, the Compensation Committee has granted the Company’s executive officers award opportunities for 2006 based on whether targets established by the Compensation Committee in respect of net cash provided by operating activities and Adjusted EBITDA (as defined in the Company’s senior secured credit facility) are achieved.

Long-Term Compensation

The Company seeks to create long-term performance incentives for its executive officers by aligning their economic interests with the interests of the Company’s shareholders through the Company’s 2005 Equity Incentive Plan (the “2005 Plan”). The 2005 Plan provides for the grant of awards consisting of any or a combination of stock options, stock appreciation rights (“SARs”), restricted stock, unrestricted stock or stock unit awards to key employees, directors and consultants. Awards under the 2005 Plan are designed to align the economic interests of the executive officer with those of shareholders in that the potential value of the awards is directly related to the future value of the Company’s stock.

The Compensation Committee administers the 2005 Plan and has the power to select participants, determine award terms and conditions and adopt, alter and repeal administrative rules, guidelines and practices applicable to the 2005 Plan. During 2005, the Company granted an aggregate of 1,239,026 restricted stock units under the 2005 Plan, including 755,260 to its executive officers (excluding dividends paid in kind on certain of the restricted stock units at the same rate as dividends on the Company’s common stock). The restricted stock units granted to the executive officers (other than certain of the restricted stock units granted to Mr. Gutierrez, as discussed further below) will generally only vest if:

•	the cumulative total return on the Company’s common stock, measured as growth in the per share price of the Company’s common stock and dividends paid on the Company’s common stock from the closing of the Company’s initial public offering on May 19, 2005, satisfies annual targets that the Compensation Committee has established in respect of the first four years following the offering (or, in the case of Mr. Quiñonez, in respect of the first two years following the offering); and

•	the executive officer continues to be employed with the Company through the fourth anniversary of the closing of the offering (or, in the case of Mr. Quiñonez, through the second anniversary of the closing of the offering).

The restricted stock units may also vest, in whole or in part, if a “covered transaction” (as defined in the 2005 Plan) occurs and the cumulative total return vesting requirements have previously been satisfied or would be satisfied based on the transaction price.

In addition to the foregoing, certain of the restricted stock units granted to Mr. Gutierrez will vest completely, without regard to the cumulative total return vesting requirement, in equal installments on the first, second, and third anniversaries of the closing of the offering provided that Mr. Gutierrez remains employed by the Company on such dates or upon the earlier occurrence of certain covered transactions or upon his earlier termination if due to his death, disability, termination by the Company or by Mr. Gutierrez if with “good reason,”

as defined in his employment agreement. They shall otherwise be forfeited. Dividends on such restricted stock units will be paid at the same rate as dividends on the Company’s common stock, but only in the form of additional restricted stock units.

The Company will issue one share of common stock in respect of each fully vested restricted stock. The maximum number of shares that may be delivered under or in satisfaction of awards under the 2005 Plan is 2,500,000 shares of common stock, determined net of shares withheld from an award in satisfaction of tax withholding requirements. The maximum number of shares of stock for which options and SARs may be granted to any particular participant in a calendar year shall be, in each case, 500,000, and the maximum number of shares of stock subject to other awards that may be delivered to any particular participant in any calendar year shall be 500,000. These limits are subject to adjustment in the case of stock dividends and other transactions affecting the common stock.

Retirement Benefits

The Company maintains a pension plan for U.S. salaried employees, including certain of the Company’s executive officers (the “U.S. pension plan”). The U.S. pension plan is a funded, tax-qualified, noncontributory defined-benefit pension plan. Benefits under the U.S. pension plan are based upon an employee’s years of service and the average of the employee’s highest five calendar years of compensation in the last ten calendar years of service with the Company and are payable after retirement. The Company also maintains a retirement plan in Argentina pursuant to which Miguel Quiñonez is eligible to receive benefits and a retirement plan in Austria pursuant to which Josef Mayer is eligible to receive benefits.

In addition, the Company adopted an unfunded, nonqualified supplemental executive retirement plan (“SERP”) for each of Messrs. Gutierrez and O’Donnell. Under the SERP, each of Messrs. Gutierrez and O’Donnell will be entitled to receive, at age 62, annual SERP payments equal to a specified percentage of his average annual base salary during the three years in which his base salary was highest during the ten years immediately prior to termination of employment (not including any compensation earned before January 1, 2004), multiplied by his years of service with the Company, less the amounts to which he is entitled under the Company’s U.S. pension plan. The SERP benefit formula will be based on a percentage factor of 3% in Mr. Gutierrez’ case and 2.5% in Mr. O’Donnell’s case.

Compensation of Chief Executive Officer

The compensation of Thomas Gutierrez, the Company’s chief executive officer, was determined using the methods described above. Mr. Gutierrez received a special one-time payment made in connection with the Company’s initial public offering and the adoption of the Company’s new management incentive compensation plans and in consideration of the fact that he would no longer participate in the Company’s previously existing cash management incentive compensation plans. He also received performance-based and time-based restricted stock units. Mr. Gutierrez did not receive an annual bonus with respect to 2005.

Section 162(m) of the Code

In establishing compensation, the Compensation Committee takes into account the provisions of Section 162(m) of the Code, which exempts some performance-based compensation from the $1 million deduction limit. The Compensation Committee may, however, approve compensation that does not qualify for the exemption to attract and retain executives.

With respect to the above matters, the Compensation Committee submits this report.

Mr. Donald P. Aiken, Chairman

Mr. John S. Thompson

Mr. John Saunders

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporate Reorganization

Prior to the closing of the Company’s initial public offering on May 19, 2005, the Company was an indirect, wholly owned subsidiary of Xerium S.A., a Luxembourg company. In connection with the offering, the business was reorganized so that the Company became the owner, directly or indirectly, of all of the equity interests of all of the operating subsidiaries and related holding companies of the corporate group, excluding Xerium S.A. and its two subsidiaries, Xerium 2 S.A. and Xerium 3 S.A., both of which were Luxembourg companies. Prior to the recapitalization and the offering described below, Xerium 3 S.A. held 100% of the Company’s capital stock.

Recapitalization and the Offering

Prior to the closing of the initial public offering, the Company effected a 31,013,482-for-1 stock split of its common stock. Its directors and members of senior management who owned common stock of Xerium S.A. or options to purchase common stock of Xerium S.A. transferred those equity interests in Xerium S.A. to the Company in exchange for an aggregate of 1,842,546 shares of common stock issued by the Company pursuant to exchange and redemption agreements between the Company and such individuals, as described under “—Proceeds from the Offering.” The Company then used such shares of Xerium S.A. common stock, along with additional shares of Xerium S.A. common stock reserved for issuance under Xerium S.A. equity incentive programs and held by one of the Company’s subsidiaries but not allocated to employees, to redeem 2,125,663 shares of its common stock from Xerium 3 S.A. (the Company’s direct parent prior to the offering). After the completion of these transactions, immediately prior to the offering, Xerium 3 S.A. held 28,887,819 shares of the Company’s common stock, which represented approximately 94.0% of its common stock, and the Company’s directors and members of senior management held the remaining 6.0%.

Pursuant to the exchange and redemption agreements, the Company used approximately $4.6 million of the proceeds it received from the offering to purchase an aggregate of 404,505 shares of common stock from certain of its directors and members of senior management at a price per share equal to the price per share of common stock in the offering less the underwriting discount. See “—Proceeds from the Offering.”

Proceeds from the Offering

In connection with the recapitalization and the offering, and pursuant to the exchange and redemption agreements, the Company’s directors and executive officers who owned equity interests in the Company prior to the offering and the entities that beneficially owned more than 5% of the Company’s voting securities prior to the offering received the following net cash proceeds from the Company’s redemption of shares of common stock using proceeds it received from the offering:

Name of Director, Executive Officer or 5% Beneficial Owner	Net Cash Proceeds from the Recapitalization and the Offering
Thomas Gutierrez(1)	$—
Michael O’Donnell(2)	$906,582
Miguel Quiñonez(3)	$—
Josef Mayer(4)	$299,425
Wolfgang Zarl(5)	$—
Donald Aiken(6)	$101,499
Douglas Milner(7)	$893,106
Michael J. Stick(8)	$147,217

(1)	Prior to the recapitalization and the offering, Mr. Gutierrez held 5,467 restricted shares of Xerium S.A. common stock, options to purchase 2,338 shares of Xerium S.A. common stock at an exercise price of $312 per share and options to purchase 1,883 shares of Xerium S.A. common stock at an exercise price of $79.71 per share. Pursuant to the exchange and redemption agreements entered into in connection with the offering Mr. Gutierrez received, in exchange for such equity interests, an aggregate of 397,326 shares of common stock.

(2)	Prior to the recapitalization and the offering, Mr. O’Donnell held 3,500 restricted shares of Xerium S.A. common stock. Pursuant to the exchange and redemption agreement Mr. O’Donnell entered into in connection with the offering, Mr. O’Donnell received, in exchange for such equity interests, an aggregate of 170,026 shares of common stock, 80,585 of which were redeemed by the Company using proceeds from the offering.
(3)	Prior to the recapitalization and the offering, Mr. Quiñonez held 5,048 restricted shares of Xerium S.A. common stock. Pursuant to the exchange and redemption agreement Mr. Quiñonez entered into in connection with the offering, he received, in exchange for such equity interests, an aggregate of 245,226 shares of common stock.
(4)	Prior to the recapitalization and the offering, Mr. Mayer held 3,500 restricted shares of Xerium S.A. common stock. Pursuant to the exchange and redemption agreement Mr. Mayer entered into in connection with the offering, he received, in exchange for such equity interests, an aggregate of 170,026 shares of common stock, 26,616 of which were redeemed by the Company using proceeds from the offering.
(5)	Prior to the recapitalization and the offering, Mr. Zarl held 3,500 restricted shares of Xerium S.A. common stock. Pursuant to the exchange and redemption agreement Mr. Zarl entered into in connection with the offering, he received, in exchange for such equity interests, an aggregate of 170,026 shares of common stock. Mr. Zarl retired from the Company in October 2005.
(6)	Prior to the recapitalization and the offering, Mr. Aiken held 1,000 restricted shares of Xerium S.A. common stock. Pursuant to the exchange and redemption agreement Mr. Aiken entered into in connection with the offering, he received, in exchange for such equity interests, an aggregate of 48,579 shares of common stock, 9,022 of which were be redeemed by the Company using proceeds from the offering.
(7)	Prior to the recapitalization and the offering, Mr. Milner held 3,500 shares of Xerium S.A. common stock. Pursuant to the exchange and redemption agreement Mr. Milner entered into in connection with the offering, he received, in exchange for such equity interests, an aggregate of 170,026 shares of common stock, 79,387 of which were redeemed by the Company using proceeds from the offering.
(8)	Prior to the recapitalization and the offering, Mr. Stick held 606 shares of Xerium S.A. common stock. Pursuant to the exchange and redemption agreement Mr. Stick entered into in connection with the offering, he received, in exchange for such equity interests, an aggregate of 29,439 shares of common stock, of which 13,086 were redeemed by the Company using proceeds from the offering.

Furthermore, the Company used approximately $8.5 million of the proceeds from the offering to make a distribution to Xerium 3 S.A., declared immediately prior to the offering, to reimburse Xerium S.A., and its subsidiaries Xerium 2 S.A. and Xerium S.A. for certain Luxembourg tax and other pre-closing liabilities and to fund certain expenses in connection with the offering expected to be incurred by Xerium S.A., Xerium 2 S.A. and Xerium 3 S.A. following the consummation of the offering.

Certain Other Transactions with Management

During the second quarter of 2005, prior to the completion of the offering, Michael J. Stick was awarded 606 restricted shares of Xerium S.A. common stock from Xerium Inc. for no consideration. Immediately prior to and in connection with the offering, Mr. Stick’s shares were exchanged for fully vested shares of the Company’s common stock as described under “—Proceeds from the Offering.”

In connection with the completion the offering, the following executive officers received the cash transaction bonuses set forth below for completing the offering:

Individual	Bonus Amount
Miguel Quiñonez	$687,000
Michael J. Stick	$150,000

Also in connection with the offering and the adoption of the Company’s new management incentive plans, and in consideration of the fact that members of the Company’s senior management would no longer participate in the previously existing cash management incentive compensation plans, the Company made special one-time payments in the aggregate amount of approximately $4.2 million to certain members of senior management in the second quarter of 2005, including the following amounts which were paid to the Company’s executive officers:

Individual	Amount
Thomas Gutierrez	$2,294,445
Michael O’Donnell	$563,000
Miguel Quiñonez	$313,000
Josef Mayer	$340,000
Douglas Milner	$350,000

Shareholder Loans

Certain shareholders of Xerium S.A. granted approximately Euro 31.4 million in non-interest bearing loans to Xerium S.A. in December 1999 in connection with the acquisition of the business from Invensys Plc., which represented approximately $39.6 million based on exchange rates in effect as of May 19, 2005. Certain of the Company’s executive officers held an aggregate of approximately Euro 0.9 million of such loans, or approximately $1.1 million based on exchange rates in effect as of May 19, 2005, which were repaid with cash on hand upon the closing of the offering. The remaining approximately Euro 30.5 million of such non-interest bearing loans, representing approximately $38.5 million based on exchange rates in effect as of May 19, 2005, were repaid by Xerium S.A. prior to the completion of the offering with an obligation of Xerium S.A. to deliver shares of the Company’s common stock that it indirectly owned through its ownership interest in Xerium 3 S.A. The following table lists the executive officers and the entities that beneficially owned more than 5% of Xerium S.A. common stock prior to the offering who held a portion of such loans, the amount outstanding as of the offering and, where applicable, the number of shares of common stock delivered in respect of such loans:

Name of Director, Executive Officer or 5% Beneficial Owner	Principal Amount Outstanding		US Dollar Equivalent(1)	Shares of Common Stock Received
Apax Europe IV GP, L.P.	Euro	24,094,259	$30,411,756	2,534,313
Canadian Imperial Bank of Commerce	Euro	1,851,070	$2,336,448	194,704
Thomas Gutierrez(2)	Euro	507,500	$640,567	—
Miguel Quiñonez(2)	Euro	203,000	$256,227	—
Wolfgang Zarl(2)	Euro	203,000	$256,227	—

(1)	Assumes an exchange rate of $1.26 per Euro, which represents the exchange rate on May 16, 2005.
(2)	The Company repaid such loans with cash on hand upon the closing of the offering. Mr. Zarl retired from the Company in October 2005.

Registration Rights Agreement

Effective upon the completion of the offering, the Company entered into a registration rights agreement with certain of its equity investors that contains the following registration rights:

•	Apax Europe IV GP Co Ltd has four demand registration rights for long-form registrations and the other equity investors party to the registration rights agreement, collectively, have an unlimited number of registration rights for short-form registrations relating to the Company’s common stock that they hold, subject to certain ownership requirements and to the requirement that the securities, including any piggyback securities, covered by each demand registration have an aggregate public offering price of at least $20 million in the case of long-form registrations and at least $10 million in the case of short-form registrations.

•	The equity investors party to the registration rights agreement have the right to include in the Company’s future public offerings of securities the shares of the Company’s common stock held by each of them.

If the equity investors party to the registration rights agreement exercise their demand registration rights, the Company will file a registration statement or prospectus and undertake an offering in the United States. The registration rights are transferable, subject to certain restrictions.

The Company has agreed to pay all costs and expenses in connection with each long-form registration and three short-form registrations, except underwriting discounts and commissions applicable to the securities sold, and to indemnify the equity investors party to the registration rights agreement against certain liabilities, including liabilities under the Securities Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005, none of the Company’s executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (ii) a director of another entity, one of whose executive officers served on the Compensation Committee; or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company. No current or former officers or employees of the Company serve on the Compensation Committee.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount of common stock of the Company beneficially owned, directly or indirectly, as of April 1, 2006, by (i) based on information filed with the Securities and Exchange Commission, each person known by the Company to beneficially own more than 5% of the Company’s common stock; (ii) each member of the Board; (iii) each of the Company’s Named Executive Officers; and (iv) all members of the Board and all of the Company’s executive officers as a group, and the percentage of the common stock outstanding represented by each such amount. As of April 1, 2006, the total number of shares of the Company’s common stock outstanding was 43,725,093. Except as indicated in the footnotes to the table, each person has sole voting and investment power with respect to all shares indicated as beneficially owned by such person. Except as indicated in the footnotes to this table, the address for each person listed below is c/o Xerium Technologies, Inc., 14101 Capital Blvd, Suite 201, Youngsville, NC 27596.

	Common Stock, par value $0.01 per share
Name of Beneficial Owner	Number	Percent
Apax Europe IV GP Co Ltd(1)	22,897,712	52.4%
Thomas Gutierrez(2)	467,907	1.1%
Michael O’Donnell	101,341	*
Miguel Quiñonez	245,226	*
Josef Mayer	143,410	*
Douglas Milner	90,639	*
Donald P. Aiken(3)	42,211	*
Edward Paquette(3)	2,654	*
Michael Phillips(4)	22,900,366	52.4%
John B. Saunders(3)	2,654	*
John S. Thompson(3)	2,654	*
All directors and executive officers as a group (13 people)(5)	24,060,324	54.9%

(*)	Less than 1%.
(1)	Apax Europe IV GP Co Ltd’s address is 13—15 Victoria Road, St Peter Port, Guernsey, Channel Islands GY1 3ZD. Includes 22,153,108 shares held by Apax WW Nominees LTD AE4, 74,604 shares held by Xerium Apia LP and 670,000 shares held by Xerium SA. Apax Europe IV GP Co Ltd is the managing general partner of Apax Europe IV GP, L.P., which in turn is the managing general partner, directly or indirectly, of Xerium Apia LP and investment funds on whose behalf Apax WW Nominees LTD AE4 and Xerium SA hold such shares in the Company.

(2)	Mr. Gutierrez’ wife owns approximately 317,861 of such shares. Also includes 70,581 shares of common stock (not including shares in respect of future dividend payments of the Company on its common stock) in respect of restricted stock units granted to Mr. Gutierrez that are scheduled to vest within 60 days of April 1, 2006.
(3)	Includes 2,654 shares of common stock (not including shares in respect of future dividend payments of the Company on its common stock) that will be paid to the non-management director upon the termination of the director’s service on the Board in respect of outstanding restricted stock units earned as part of the director’s compensation for service on the Board.
(4)	Mr. Phillips’ business address is c/o Apax Partners Beteiligungsberatung GmbH, Possartstraße 11, D-81679, München, Germany. Includes 2,654 shares of common stock (not including shares in respect of future dividend payments of the Company on its common stock) that will be paid to Mr. Phillips upon the termination of his service on the Board of Directors in respect of outstanding restricted stock units earned as part of the director’s compensation for service on the Board and 22,897,712 shares of common stock described in note 1 above. Mr Phillips is a manager of Apax Partners Beteiligungsberatung GmbH, an entity indirectly advising Apax Europe IV GP, L.P., of which Apax Europe IV GP Co Ltd is the managing general partner. Mr Phillips disclaims beneficial ownership of the securities described in note 1 above except to the extent of his pecuniary interest therein.
(5)	Includes (i) an aggregate of 13,290 shares of common stock (not including shares in respect of future dividend payments of the Company on its common stock) that will be paid to the non-management directors upon the termination of their service on the Board in respect of outstanding restricted stock units earned as part of the directors’ compensation for service on the Board; (ii) 70,581 shares of common stock in respect of restricted stock units granted to Mr. Gutierrez that are scheduled to vest within 60 days of April 1, 2006; and (iii) 22,897,712 shares of common stock beneficially owned by Apax Europe IV GP Co Ltd.

COMPARISON OF STOCKHOLDER RETURN

Set forth below is a line graph comparing the change in cumulative total return on the Company’s common stock with the cumulative total return for the Standard & Poor’s (“S&P) 500 Index and the and the Dow Jones Paper #1737 Index for the period from May 16, 2005 (the first day of trading of the Company’s common stock on the New York Stock Exchange) through December 31, 2005, assuming the investment of $100 on May 16, 2005 and the reinvestment of dividends. The common stock performance shown on the graph only reflects the performance for the period indicated and is not necessarily indicative of future performance of the common stock.

COMPARISON OF 7 MONTH CUMULATIVE TOTAL RETURN*

AMONG Xerium Technologies, Inc., THE S & P 500 INDEX

AND THE DOW JONES US PAPER INDEX

*	$100 invested on 5/16/05 in stock or on 4/30/05 in index-including reinvestment of dividends.

	Cumulative Total Return
	5/16/05	5/31/05	6/30/05	7/31/05	8/31/05	9/30/05	10/31/05	11/30/05	12/31/05
XERIUM TECHNOLOGIES, INC.	100.00	99.58	98.75	103.75	102.08	95.67	87.08	74.00	70.08
S & P 500	100.00	103.18	103.33	107.17	106.19	107.05	105.27	109.25	109.29
DOW JONES US PAPER	100.00	96.53	91.76	96.56	93.82	90.38	86.70	94.66	99.69

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, certain of its officers and persons who own more than 10% of the Company’s common stock to file reports of ownership of, and transactions in, the Company’s common stock with the Securities and Exchange Commission. Based on the Company’s review of the reports it has received, the Company believes that all of its directors, officers and persons owning more than 10% of the Company’s common stock complied with all reporting requirements applicable to them with respect to transactions in 2005.

PROPOSAL 2: APPROVAL OF 2006 CASH INCENTIVE BONUS PLAN

The Board has adopted a new 2006 Cash Incentive Bonus Plan (the “Plan”). The Company intends for awards under the Plan to its executive officers to qualify as performance-based compensation within the meaning of Section 162(m) of the Code. Under Section 162(m), a publicly held corporation is generally not entitled to a federal income tax deduction with respect to any taxable year for compensation in excess of $1 million to its chief executive officer or any of its other four most highly compensated executive officers. Qualifying performance-based compensation is not subject to this deduction limitation. To qualify for the performance-based compensation exception under Section 162(m), compensation must, among other things, be paid under a plan the material terms of which, including the general performance criteria used as the bases for determining awards, have been approved by stockholders. As such, awards under the Plan to the Company’s executive officers have been made subject to the approval of the Plan by the stockholders at the Annual Meeting. No payments will be made under the conditional awards granted to the Company’s executive officers under the Plan for 2006 if stockholder approval is not obtained.

The following paragraphs provide a summary of the principal features of the Plan. The Plan is set forth in its entirety as Appendix B to this Proxy Statement, and the following summary is qualified in its entirety by reference to Appendix B.

The Plan provides for the award of annual incentive bonuses to those executive officers and other key employees of the Company and its subsidiaries that the Compensation Committee selects to participate on an annual basis based upon the potential contributions that such individuals may make to the Company. The maximum bonus that any participant may receive under the Plan in respect of any year will be $3,500,000. The Compensation Committee has selected each of the Company’s executive officers as participants in the Plan for 2006, subject to approval of the Plan by the stockholders. The Compensation Committee has also selected certain other key employees of the Company as participants in the Plan for 2006, and has adopted procedures to guide it in administering awards under the Plan for 2006.

In the case of awards intended to qualify for the performance-based compensation exception under Section 162(m) (as evidenced by the actions of the Compensation Committee in granting or documenting such award), the Compensation Committee will pre-establish, in writing, one or more performance criteria no later than 90 days after the commencement of the period of service to which the performance relates or at such earlier time as is required to qualify the Award as performance-based under Section 162(m). The performance criteria will be an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisions, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, including, without limitation, EBITDA or adjusted EBITDA as determined for purposes of any credit agreement or other agreement to which the Company is a party; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; net cash from operations plus or minus such expenditures, expenses, cash proceeds from dispositions (whether or not of operating assets) and other objectively determinable adjustments, if any, as the Committee may determine; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or re-financings. A performance criterion and any targets with respect thereto determined by the Compensation Committee need not be based upon an increase, a positive or improved result or avoidance of loss.

In the case of awards other than those intended to qualify for the performance-based compensation exception under Section 162(m), the Compensation Committee may condition the award on such indicia of individual or business performance as it may determine, which may include (but need not be limited to), performance criteria established in connection with awards intended to qualify for the performance-based compensation exception under Section 162(m) of the Code.

Amounts that will be paid under the Plan are not currently determinable.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE 2006 CASH INCENTIVE BONUS PLAN.

PROPOSAL 3:	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006. Ernst & Young LLP served as the Company’s independent registered public accounting firm for 2005. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. The Company requests such ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The following table shows information about fees paid by the Company to Ernst & Young LLP.

	2005	2004
Audit fees (a)	$2,340,965	$3,953,764
Audit-related fees (b)	$54,045	$40,000
Tax fees (c)	$1,813,635	$4,460,522
All other fees	—	—
Total fees	$4,208,375	$8,454,286

(a)	Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company, foreign statutory audit fees, attest services, reviews of quarterly results, consents and assistance with and review of documents filed with the SEC, comfort letters and related out-of-pocket expenses.
(b)	Audit-related fees were for employee benefit plan compliance and technical, financial reporting and compliance services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are not included under the heading “Audit fees.”
(c)	Tax fees include tax compliance, tax planning and tax advice.

Prior to the Company’s initial public offering on May 19, 2005, the Audit Committee was not required to pre-approve audit or non-audit services. Following the initial public offering, the Audit Committee became responsible for pre-approving all audit and non-audit services rendered by Ernst & Young LLP. The Audit Committee has adopted a policy which sets forth procedures and conditions pursuant which services proposed to be performed by the independent registered public accounting firm may be pre-approved. Under the policy, unless the Audit Committee states a different term, the term of any pre-approval extends from the date of the pre-approval until the next meeting of the Audit Committee at which it reviews all outstanding pre-approvals and renews, modifies and/or discontinues each such pre-approval. The Audit Committee has delegated certain pre-approval to its chairman, currently Mr. Paquette. Any services pre-approved by the Chairman are to be reported to the Audit Committee at its next general meeting. Any proposed services exceeding pre-approved cost levels or with scope greater than that which is pre-approved requires specific approval by the Audit Committee in advance of the provision of the service.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

STOCKHOLDER PROPOSALS

Stockholders who wish to present proposals of business and nominations for directors for inclusion in the Company’s proxy materials for the 2007 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s By-laws. To be eligible, the stockholder proposals must be received by the Secretary of the Company on or before December 27, 2006.

Under the Company’s By-laws, proposals of business and nominations for directors other than those to be included in the Company’s proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice in writing that contains the information required by the By-laws is timely delivered to the Secretary, Xerium Technologies, Inc., One Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581. To be timely, a notice with respect to the 2007 Annual Meeting of Stockholder must be received by the Secretary not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the 2006 Annual Meeting, or, if the 2007 Annual Meeting of Stockholders is not held within thirty (30) days before or after such anniversary date or in the case of a special meeting, not later than the close of business on the tenth day following the date on which the notice of the meeting is mailed or public disclosure is made, whichever occurs first.

FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for 2005, as filed with the SEC, has been mailed with this Proxy Statement (without exhibits) and is also available without charge by writing to Investor Relations, Xerium Technologies, Inc., One Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581. It can also be accessed free of charge by visiting the Company’s website at www.xerium.com.

“ HOUSEHOLDING” OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We do not household proxy materials, although some brokers may do so, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You should notify your broker if, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement.

COSTS

The Company will pay the cost for the solicitation of proxies by the Board. The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally, by telephone, fax or e-mail by directors, officers and other employees of the Company and the Company’s transfer agent, AST. Upon request, the Company will reimburse brokers, banks, custodians, other nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of the Company’s common stock that such entities hold of record.

OTHER BUSINESS

The Board knows of no business to be brought before the Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable.

The Company’s Annual Report to Stockholders, including financial statements for 2005, is being mailed to you together with this Proxy Statement.

Appendix A

CHARTER OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF

XERIUM TECHNOLOGIES, INC. (THE “COMPANY”)

1. Purpose. The purpose of the Audit Committee (the “Committee”) shall be to (a) appoint, oversee and replace, if necessary, the independent auditor, (b) assist the Board of Directors (the “Board”) in its oversight of (i) the integrity of the Company’s financial statements and the Company’s system of internal controls for financial reporting, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and the independent auditor; and (c) prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement.

2. Composition of the Committee. The Committee shall consist of no fewer than three Board members. Committee members may be appointed and removed by the Board in its discretion. Each member of the Committee shall satisfy the independence requirements of the Sarbanes-Oxley Act of 2002, the SEC, and the New York Stock Exchange (the “NYSE”). Members of the Committee shall be versed in reading and understanding financial statements. In addition, at least one member of the Committee shall have accounting or related financial management expertise, as the Board shall interpret such qualification in its business judgment. There shall be a presumption that a person who satisfies the definition of “audit committee financial expert” set out in Item 401(h) of Regulation S-K has accounting or related financial management expertise. No member of the Committee may sit on more than three separate audit committees unless the Board affirmatively determines that such services will not impair such member’s effectiveness.

3. Meetings and Governance of the Committee. The Committee shall hold at least four regularly scheduled meetings during each calendar year and such special meetings as circumstances dictate. It shall meet in separate executive sessions, at least quarterly, with management, with the internal auditor, and with the independent auditor to discuss results of examinations, or discuss any matters that the Committee or any of these persons or firms believe should be discussed privately. In order to fulfill its role, the Committee shall be governed in the following manner:

•	The chairman or any two members may call a meeting of the Committee upon due notice, in accordance with the Bylaws of the Company, to each other member;

•	A majority of the members of the Committee shall represent a quorum;

•	If a quorum is present, action may be taken by the Committee upon the affirmative vote of a majority of the members; and

•	Action may be taken by the Committee without a meeting if all of the members of the Committee indicate their approval thereof in writing.

4. Responsibilities of the Committee. The function of the Committee is oversight. The Committee has direct and sole responsibility for the appointment, compensation, oversight and replacement, if necessary, of the independent auditor, including the resolution of disagreements between management and the auditor regarding financial reporting. Each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that it receives information from, and (ii) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board). While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”). This is the responsibility of management and the independent auditor.

5. Duties and Proceedings of the Committee. The Committee shall assist the Board in fulfilling the Board’s and the Committee’s oversight responsibilities by accomplishing the following:

5.1 Oversight of Independent Auditor.

(a) Appoint, oversee and terminate the independent auditor, which shall report directly to the Committee.

(b) Annually review and evaluate the qualifications and performance of the independent auditor and the lead partner of the independent auditor.

(c) Review, evaluate and discuss formal reports, at least annually, from the independent auditor regarding the auditor’s independence, including a delineation of all relationships between the independent auditor and the Company and the written disclosures required by Standard No. 1 of the Independence Standards Board (“Independence Discussions with Audit Committees”); and recommend actions to satisfy the Board of the independence of the independent auditor.

(d) Approve or pre-approve all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the independent auditor and all compensation paid for such service.

(e) Establish hiring policies for employees or former employees of the independent auditors.

(f) At least annually, receive a report, orally or in writing, from the independent auditor detailing (i) the firm’s internal quality control procedures and (ii) any material issues raised by the internal quality control review or peer review of the independent auditor or any governmental or other professional inquiry performed within the past five years and any remedial actions implemented by the firm.

5.2 Oversight of Audit Process and Company’s Legal Compliance Program.

(a) Review with the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation.

(b) Review with management, the internal auditor, and the independent auditor any difficulties or disputes with management encountered in connection with audits and management’s response.

(c) Review and discuss with management, the internal auditor, and independent auditor the Company’s system of internal control, including information systems controls and security, its financial and critical accounting practices, and policies relating to risk assessment and management, including steps that management has taken or should have taken to minimize risk to the Company.

(d) Receive and review reports of the independent auditor discussing (i) all critical accounting policies and practices used in the preparation of the Company’s financial statements, (ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (iii) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(e) Discuss with management and the independent auditor any changes in the Company’s critical accounting policies and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives.

(f) Review and discuss with management and the independent auditor the annual and quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) of the Company prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Discuss any significant changes in the audit plan, results of the annual audit and quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards. Discuss with management and the independent auditor their judgment about the quality of accounting principles, the reasonableness of significant judgments, including a description of any transactions as to which the management obtained reports under Statement on Auditing Standards No. 50 (“Reports on the Application of Accounting Principles”), and the clarity of disclosures in the financial statements, including the Company’s disclosures of critical accounting policies and other disclosures under MD&A.

(g) Review regular quarterly earnings press releases and review, or establish standards for the type of information and the type of presentation of such information to be included in, other earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies.

(h) Review material pending legal proceedings involving the Company and other material contingent liabilities.

(i) Receive from the Chief Executive Officer and Chief Financial Officer a report of all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, and any fraud that involves management or other employees who have a significant role in the company’s internal controls over financial reporting.

(j) Discuss with the independent auditor the matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), including any problems or difficulties the independent auditor may have encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

(k) Establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

(l) Review any code of ethics or conduct established by management intended to comply with applicable SEC rules or NYSE listing standards, and monitor compliance with such code(s).

5.3 Oversight of Internal Audit Function

(a) Review the annual audit plans of the internal auditor, including any audit plans of firms retained to provide internal audit services, to ensure that there is an appropriate control process for reviewing and approving the Company’s internal transactions and accounting.

(b) Review the appointment and replacement of the senior internal auditing executive.

(c) Review the responsibilities, organizational structure, budget, and qualifications of the internal audit function.

(d) Review reports of the internal auditor, including reports of audit firms retained to provide internal audit services, management responses, plans for corrective actions, and reports on the completion of the corrective actions.

5.4 Other Responsibilities.

(a) Review the adequacy of this Charter annually and submit any proposed amendments to the Board for approval.

(b) Prepare a report for inclusion in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission.

(c) Report to the Board on a regular basis.

(d) Annually perform, or participate with the Nominating and Governance Committee in, an evaluation of the performance of the Committee, the results of which shall be presented to the Board.

(e) Perform such other activities as the Board or the Committee shall deem appropriate.

6. Authority and Resources of the Committee. The Committee has the authority to retain legal, accounting or other experts that it determines to be necessary to carry out its duties. It also has authority to determine compensation for such advisors as well as for the independent auditor. The Committee may determine appropriate funding needs for its own ordinary administrative expenses that are necessary and appropriate to carrying out its duties. Funding for such retained services shall be provided for by the Company.

Appendix B

XERIUM TECHNOLOGIES, INC.

2006 CASH INCENTIVE BONUS PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE AND STOCKHOLDER APPROVAL

The Company has adopted the Plan to motivate eligible employees of the Company and its Affiliates and thereby promote the interests of the Company through the grant of cash-based bonus opportunities. The adoption of the Plan by the Committee is, as it relates to Awards to executive officers of the Company, is conditioned upon the approval of the Plan by the stockholders of the Company.

3.	ADMINISTRATION

The Committee has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of an Exempt Award, the Committee will exercise its discretion consistent with qualifying the Award for the performance-based compensation exception under Section 162(m). Determinations of the Committee made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

The maximum amount payable to any Participant under Awards granted to the Participant in any calendar year under the Plan will be $ 3,500,000.

5.	ELIGIBILITY AND PARTICIPATION

The Committee will select Participants from among those key employees of the Company or its Affiliates who, in the opinion of the Committee, are in a position to make a significant contribution to the success of the Company and its Affiliates.

6.	RULES APPLICABLE TO AWARDS

(a)    Award Provisions. The Committee shall determine the terms of all Awards, subject to the limitations provided herein.

(b)     Term of Plan. The Plan shall continue in effect until terminated or suspended pursuant to Section 7. Notwithstanding the foregoing, Exempt Awards shall be available to be made under the Plan only to the extent consistent with the requirements of Section 162(m), including (to the extent they apply) the frequency-of-disclosure rules of Treas. Regs. §1.162- 27(e)(4)(vi).

(c)    Continued Employment. Except as otherwise determined by the Committee, payment, if any, with respect to an Award shall be conditioned upon the Participant’s continued Employment through the last day of the performance period applicable to the Award.

(d)    Transferability. Awards are nontransferable and any attempt to pledge, hypothecate, gift, sell or otherwise transfer or dispose of an Award shall be null and void. Notwithstanding the foregoing, the Committee may provide for payment under an Award (in whole or in part) to the estate of a deceased Participant who dies prior to payment of the Award.

(e)    Taxes. Payments, if any, under an Award shall be reduced by applicable tax and other required withholdings, as determined by the Committee.

(f)    Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or to be selected as a Participant or granted an Award. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company. Nothing in the Plan will be construed to confer upon any Participant the right to remain a Participant on the same terms or conditions, or at all, for any subsequent fiscal year.

(g)    Exempt Awards. In the case of any Exempt Award, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for the performance-based compensation exception under Section 162(m). For each Exempt Award, the Committee will pre-establish, in writing, one or more Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates or at such earlier time as is required to qualify the Award as performance-based under Section 162(m). No payment shall be made under an Exempt Award unless and until the Committee shall have certified in writing (in accordance with the certification rules under Section 162(m)) that the applicable Performance Criteria have been attained at a level (the “earned payment”) which, under the conditions established at the beginning of the performance period pursuant to the immediately preceding sentence, support such payment. To the extent the performance criteria applicable to an Exempt Award have been satisfied (as certified by the Committee pursuant to the immediately preceding sentence), the Committee may nevertheless reserve the right to pay an amount less than, but in no event may pay an amount more than, the earned payment. Each certification or other determination by the Committee with respect to an Exempt Award will be final and conclusive. No Exempt Award may be granted after the expiration of the period described in Treas. Regs. §1.162-27(e)(4)(vi) unless the disclosure and approval requirements set forth therein are satisfied.

(h)    Awards Other Than Exempt Awards. In the case of an Award other than an Exempt Award, the Committee may condition the Award on such indicia of individual or business performance as it may determine, which may include (but need not be limited to) Performance Criteria. The Committee shall have complete discretion, subject only to the terms of the Award, to determine whether and to what extent payment may be made under any such Award and, without limiting the generality of the foregoing, may exercise discretion that would not be permitted if the Award were an Exempt Award.

(i)    Section 409A. Unless payment, if any, is deferred under a separate program or arrangement of the Company or an Affiliate, Awards under the Plan are intended to be exempt from the rules of Section 409A as “short-term deferrals” and shall be construed accordingly. Without limiting the generality of the foregoing, payment, if any, under an Award, unless deferred under a separate program or arrangement of the Company or an Affiliate shall be made not later than by March 15 of the calendar year following the calendar year in which all substantial risks of forfeiture relating to the performance and service conditions applicable to the Award have lapsed.

(j)    Jurisdiction. The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, applied without giving effect to any choice or conflict of law provision thereof.

7.	AMENDMENT AND TERMINATION

The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Committee may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the

Award, unless the Committee expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Committee.

8.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to grant a person bonuses or other compensation in addition to Awards under the Plan.

9.	WAIVER OF JURY TRIAL

By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Affiliate”: A corporation or other trade or business that stands in a relationship to the Company that would result in the Company and such corporation or other trade or business being treated as one employer under Section 414(b) or Section 414(c) of the Code.

“Award”: A cash incentive opportunity awarded under the Plan.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: The Compensation Committee of the Board of Directors of the Company or such other committee designated and authorized by the Board to administer the Plan; provided, that the Committee shall consist of at least two individuals who qualify as “outside directors” of the Company under Section 162(m); and further provided, that with respect to Awards other than Exempt Awards the Committee may delegate some or all of its authority to members of the Committee or to officers of the Company, as it deems appropriate, and in the case of all Awards may delegate ministerial and routine administrative responsibilities to such persons as it deems appropriate, in which case references to “Committee” in the Plan shall be deemed to include the person or persons to whom such authority or responsibilities have been delegated, to the extent of such delegation.

“Company”: Xerium Technologies, Inc., a corporation established under the laws of the State of Delaware.

“Covered Employee”: An employee of the Company or its Affiliates who is a “covered employee” within the meaning of Section 162(m) of the Code.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Committee expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services as a director or consultant to, the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“Exempt Award”: An Award which, at the time of grant, is intended to qualify for the performance-based compensation exception under Section 162(m), as evidenced by the actions of the Committee in granting or documenting such Award.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for payment under an Award. In the case of Exempt Awards, a Performance Criterion must be an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis, including, without limitation, EBITDA or adjusted EBITDA as determined for purposes of any credit agreement or other agreement to which the Company is a party; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; net cash from operations plus or minus such expenditures, expenses, cash proceeds from dispositions (whether or not of operating assets) and other objectively determinable adjustments, if any, as the Committee may determine; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or re-financings. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide in the case of an Exempt Award that any or any combination, or all, of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Xerium Technologies, Inc. 2006 Cash Incentive Bonus Plan.

“Section 162(m)”: Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

“Section 409A”: Section 409A of the Code and the Treasury Regulations promulgated thereunder.

XERIUM TECHNOLOGIES, INC.

Please take note of the important information enclosed with this proxy card. Your vote counts and you are strongly encouraged to exercise your right to vote your shares.

Please vote by mail prior to the Annual Meeting of Stockholders to be held on June 6, 2006.

Thank you in advance for your prompt consideration of these matters.

XERIUM TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS - JUNE 6, 2006

The stockholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) Thomas Gutierrez, Michael O’Donnell and Michael J. Stick, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Stockholders of Xerium Technologies, Inc. (the “Company”) to be held at the Grand Hyatt New York Hotel, located at Park Avenue at Grand Central Terminal, New York, New York, 10017, on Tuesday, June 6, 2006 at 10 A.M. New York time, and any adjournment thereof, all the shares of Common Stock of the Company which the stockholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES and FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

(Continued and to be signed on the reverse side.)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF

XERIUM TECHNOLOGIES, INC.

June 6, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. Election of Directors:		2. To approve the Company’s 2006 Cash Incentive Bonus Plan.	☐	☐	☐
NOMINEES:

☐ FOR ALL NOMINEES	O John S. Thompson O Thomas Gutierrez	3. Ratification of appointment of Ernst & Young LLP.	☐	☐	☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Michael O’Donnell O Donald Aiken O Michael Phillips O Edward Paquette O John Saunders	Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned. TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.